EXHIBIT 23.a.2

         AMENDMENT DATED NOVEMBER 16, 2006 TO THE DECLARATION OF TRUST

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                           PHOENIX INVESTMENT TRUST 06
                                  (THE "TRUST")

          AMENDMENT DATED NOVEMBER 16, 2006 TO THE DECLARATION OF TRUST
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                                   ARTICLE IV

                                    Trustees
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         Section 2. Number, Election and Tenure. The number and tenure of
Trustees shall be set by resolution of the Board of Trustees of the Trust. In the event that less than a majority of the Trustees holding office have been elected by the Shareholders, to the extent required by the 1940 Act, the Trustees then in office shall call a Shareholders' meeting for the election of Trustees. Any Trustee may resign at any time by written instrument signed by her or him and delivered to any officer of the Trust or to the Secretary of any meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Trust, no Trustee resigning and no Trustee removed shall have any right to any compensation for any period following her or his resignation or removal, or any right to damages on account of such removal. Any Trustee may be removed with or without cause at any meeting of Shareholders by a vote of two-thirds of the outstanding Shares of the Trust or by a vote of two-thirds of the number of Trustees prior to such removal.